Exhibit (i)(5)

Seward & Kissel llp

One Battery Park Plaza

New York, New York 10004

Telephone: (212) 574-1200

Facsimile: (212) 480-8421

www.sewkis.com

October 28, 2026

Guinness Atkinson Funds

225 South Lake Avenue, Suite 800

Pasadena, CA 91101

Re:	Guinness Atkinson K-Beauty ETF

Ladies and Gentlemen:

We have acted as counsel to Guinness Atkinson Funds (formerly named Guinness Flight Investment Funds and Investec Funds), a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 165 on Form N-1A (File Nos. 033-75340; 811-08360) (Post-Effective Amendment No. 166 under the Securities Act of 1933, as amended) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest (“Shares”) in Guinness Atkinson K-Beauty ETF (the “Fund”), a series of the Trust, under the Securities Act of 1933, as amended (the “1933 Act”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated as of March 6, 1997, as amended by resolutions of the Trustees of the Trust adopted on September 8, 2000, including Schedule A of the Trust Instrument including as amended by resolutions of the Trustees of the Trust adopted on June 28, 2000, May 14, 2001, May 7, 2004, August 23, 2006 and February 11, 2019 (as so amended and in effect from time to time, the “Governing Instrument”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended, the By-Laws of the Trust, and the actions by the Board of Trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of the Secretary of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that:

(1)       The Shares being registered pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

(2)       When issued and paid for at net asset value as contemplated by the Post-Effective Amendment, the Shares will be validly issued, fully paid, and non-assessable.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, 12 Del. C. §§3801 et seq. We are members of the Bar of the State of New York and our opinion, as it relates to the laws of the State of Delaware, is based solely on our review of the laws, and, where applicable, published cases, rules or regulations relating thereto, of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.

We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Shares, as indicated above, and to the reference to our firm, as counsel to the Trust, in the Statement of Additional Information forming a part of the Post-Effective Amendment and in any amended versions thereof, until such time as we revoke such consent. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP